                                                                    Exhibit 12
                        BROWNING-FERRIS INDUSTRIES, INC.
                                AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)
                          (Dollar Amounts in Thousands)

                                                              Year Ended September 30,
                                  ------------------------------------------------------------------------
                                     1997             1996              1995          1994          1993
                                  ---------        ---------         ---------     ---------     ---------
Earnings Available for
  Fixed Charges:
  Income (loss) before
    extraordinary items
    and minority interest         $ 297,085        $ (77,482)        $ 414,646     $ 299,474     $ 197,461
  Income taxes                      198,057          105,188           276,430       199,649       129,726
                                  ---------        ---------         ---------     ---------     ---------
  Income before income
    taxes, extraordinary
    items and minority
    interest                        495,142           27,706           691,076       499,123       327,187
  Consolidated interest
    expense                         165,225          179,299           159,529        93,159        70,894
  Interest expense related
    to proportionate share
    of 50% owned affiliates          33,215           22,613            19,722        22,689        25,354
  Portion of rents representing
     the interest factor             35,741           35,045            31,842        20,868        18,721
  Less-Equity in earnings
    of affiliates less than
    50% owned                         3,210            3,238             1,643         4,698            --
                                  ---------        ---------         ---------     ---------     ---------
          Total                   $ 726,113        $ 261,425         $ 900,526     $ 631,141     $ 442,156
                                  =========        =========         =========     =========     =========
Fixed Charges:
  Consolidated interest
    expense and interest
    costs capitalized             $ 174,939        $ 195,605         $ 170,958     $ 104,759     $  89,563
  Interest expense and
    interest costs capitalized
    related to
    proportionate share of
    50% owned affiliates             33,215           24,408            20,351        22,974        25,484
  Portion of rents representing
    the interest factor              35,741           35,045            31,842        20,868        18,721
                                  ---------        ---------         ---------     ---------     ---------
          Total                   $ 243,895        $ 255,058         $ 223,151     $ 148,601     $ 133,768
                                  =========        =========         =========     =========     =========
Ratio of Earnings to
  Fixed Charges                        2.98(1)          1.02(2)           4.04          4.25          3.31(3)
                                  =========        =========         =========     =========     =========

(1) Excluding the effects of the fiscal 1997 special charges of $81.9 million, the ratio of earnings to fixed charges for fiscal 1997 is 3.31.
(2) Excluding the effects of the fiscal 1996 special charges of $446.8 million, the ratio of earnings to fixed charges for fiscal 1996 is 2.77.
(3) Excluding the effects of the fiscal 1993 reorganization charge of $27.0 million, the ratio of earnings to fixed charges for fiscal 1993 is 3.51.